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                                                              EXHIBIT 11.1

                 STEVENS INTERNATIONAL, INC. AND SUBSIDIARIES
              COMPUTATIONS OF NET INCOME (LOSS) PER COMMON SHARE
                                 (UNAUDITED)
                (Amounts in thousands, except per share data)



                                        Three Months Ended   Nine Months Ended
                                           September  30,      September 30,
                                           1998     1997      1998      1997
                                          ------   ------    ------    ------
Basic and diluted:

Weighted average shares outstanding-
  basic                                    9,488    9,451     9,488     9,451
Assumed exercise of Series A and B
  stock options
(Treasury stock method)
                                             ---      ---       194       ---
                                          ------   ------    ------    ------
Total common share equivalents - diluted   9,488    9,451     9,682     9,451
                                          ======   ======    ======    ======

Income (loss) before extraordinary item  ($1,785) ($1,956)  ($1,866)  ($8,360)
Extraordinary item (Note 4):
  Gain on early extinguishment of
   debt, net of tax effect                   ---      ---    11,221       ---
                                          ------   ------    ------    ------
  Net income (loss)                      ($1,785) ($1,956)   $9,355   ($8,360)
                                          ======   ======    ======    ======

Earnings (loss) per share-basic (Note 8)
  Income (loss) before extraordinary item ($0.19)  ($0.20)   ($0.19)   ($0.88)
  Gain on early extinguishment of debt       ---      ---      1.18       ---
                                          ------   ------    ------    ------
  Net income (loss) - basic               ($0.19)  ($0.20)    $0.99    ($0.88)
                                          ======   ======    ======    ======
Earnings (loss) per share - diluted
   (Note 8)
  Income (loss) before extraordinary item ($0.19)  ($0.20)   ($0.19)   ($0.88)
  Gain on early extinguishment of debt       ---      ---      1.16       ---
                                          ------   ------    ------    ------
  Net income (loss) - diluted             ($0.19)  ($0.20)    $0.97    ($0.88)
                                          ======   ======    ======    ======

          See notes to consolidated condensed financial statements.

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